Exhibit 10.110

DEVELOPMENT AGREEMENT

BY AND BETWEEN

BEHRINGER HARVARD FRISCO SQUARE, LLC,
a Delaware limited liability company

(“Owner”)

AND

FRISCO SQUARE DEVELOPMENT, LTD.,
a Texas limited partnership

(“Developer”)

August 3, 2007

i

ii

DEVELOPMENT AGREEMENT

This Development Agreement (“Agreement”) is made to be effective as of the 3rd day of August 2007, by and between Behringer Harvard Frisco Square, LLC, a Delaware limited liability company (“Owner”), and Frisco Square Development, Ltd., a Texas limited partnership (“Developer”), as follows:

ARTICLE 1
PURPOSE

A.                                   Owner and Manager have executed that certain Master Development Agreement (herein so called) dated as of August 3, 2007, pursuant to which Owner retained Manager for the furnishing of planning, development and construction management services in connection with the development and construction of a mixed use project on the real property in Collin County, Texas, more particularly described on Exhibit A attached hereto (the “Land”). In the Master Development Agreement, Owner and Manager contemplated that the Land would be developed in Phases (as such term is defined in the Master Development Agreement), as determined by Owner, subject to Owner’s decision to proceed with development of each Phase.

B.                                     Pursuant to the Master Development Agreement, Owner has issued a Notice to Proceed (as defined in the Master Development Agreement) with respect to Phase 1 (the “Subject Phase”), a description of which is set forth on Exhibit B attached hereto and made a part hereof. Therefore, according to the terms of the Master Development Agreement, Owner and Manager are required to enter into this Agreement in order to set forth their respective rights and obligations with respect to the development of such Subject Phase.

NOW THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 2
APPOINTMENT AND DEVELOPMENT

Section 2.1                                      Appointment of Developer as Developer. Owner hereby appoints Developer as its independent contractor to perform, and delegates to Developer the right and obligation to supervise and manage, on behalf and for the account of Owner, all planning, development and construction management services for the Subject Phase, as required by, and subject to, the terms and conditions of this Agreement, as well as the preparation of the Final Development Plan, Final Development Budget and Final Schedule (as each such term is defined below) and all items related thereto.

Section 2.2                                      Acceptance by Developer. Developer accepts such appointment and agrees to perform such services on behalf of and for the account of Owner as required by, and subject to, the terms and conditions of the Master Development Agreement and this Agreement, and agrees to perform such additional duties and responsibilities as are customarily and reasonably within the scope of such services and are reasonably designated from time to time by Owner. Developer agrees to use commercially reasonable efforts in the performance of its duties hereunder, which performance in all respects and at all times shall be carried out to the same extent and with the same degree of care and quality as the Developer would exercise in the conduct of its own affairs if the Developer were the owner of the Subject Phase. Developer agrees to apply prudent and reasonable business practices in the performance of its duties hereunder and shall exercise that degree of skill, competence, quality and professional care rendered by the leading and most reputable companies performing the same or similar type services for similar projects in the Frisco, Texas area. Subject to the other provisions of this Agreement, Developer, on behalf of Owner, shall manage and coordinate the development of the Subject Phase in accordance with the Final Development Plan, Final Development Budget and Final Schedule (as each such term is defined below) in accordance with the standards of professional care applicable to such services.

Section 2.3                                      Pre-Construction Duties. The initial objectives of the parties are to prepare a general development plan for the Project, cause the preparation of plans and specifications for the Project, and formulate a budget for the Project.

(a)                                  Developer shall submit to Owner for approval a development plan (the “Development Plan”) for the Subject Phase setting forth a description of the proposed improvements included in the Subject Phase, the schedule for preparation of the plans and specifications for the Subject Phase, and the proposed parameters of agreements with architectural, engineering, consulting, and general contracting firms. Attached hereto as Exhibit B is a conceptual development plan for the Subject Phase that has been approved by Owner. Based upon the conceptual development plan attached hereto as Exhibit C, within thirty (30) days of execution of this Agreement, Developer shall prepare and submit for Owner’s written approval a final Development Plan (the “Final Development Plan”) for the Subject Phase (such approval not to be unreasonably withheld so long as the Final Development Plan is consistent with the conceptual development plan attached hereto as Exhibit C).

(b)                                 Developer shall submit to Owner for approval a development budget (the “Development Budget”) for the Subject Phase setting forth the hard costs, soft costs, allocated land acquisition costs and other expenditures anticipated to be incurred in connection with developing the Subject Phase. Attached hereto as Exhibit D is a conceptual budget for the Subject Phase that has been approved by Owner. Based upon the conceptual budget attached hereto as Exhibit D, within thirty (30) days of execution of this Agreement, Developer shall prepare and submit for Owner’s written approval a final Development Budget (the “Final Development Budget”) for the Subject Phase (such approval not to be unreasonably withheld so long as the proposed Final Development Budget is consistent with the conceptual budget attached hereto as Exhibit D).

(c)                                  Developer shall make recommendations to Owner with respect to the size and configuration of the Subject Phase and the Project, future growth, permanent financing options, marketing, project execution (architect, contractors, consultants), special requirements and conditions.

(d)                                 Developer shall develop and finalize operating pro forma income and expense statements for the Subject Phase and the Project and compute return on investment and other relative indicators to help determine permanent financing and ownership strategies.

(e)                                  Developer shall prepare and compile data for the Subject Phase and the Project, including without limitation, site information, income and expense statements, schedules, drawings and renderings. Such items shall be delivered to Owner upon request.

Section 2.4                                      Design of Subject Phase. Owner, after consultation with Developer, shall designate an architect (“Architect”) as the architect for the Subject Phase. Developer shall negotiate the contract with the Architect for the Subject Phase, which shall be subject to the review and prior written approval of Owner. The contract with the Architect shall substantially conform with the form, or in the absence of an actual form, shall substantially conform with the guidelines and contain such specific provisions as are pre-approved by Owner. Owner shall enter into the agreement with the Architect in its name. Developer shall not amend or alter the terms of the Architect’s contract without the prior written approval of Owner. Developer shall use commercially reasonable efforts to cause the plans and specifications for the Subject Phase to be prepared in a timely manner and in accordance with the design criteria and the Final Development Plan and Final Development Budget for the Subject Phase. The final plans and specifications for the Subject Phase shall be approved in writing by Owner.

Section 2.5                                      Other Services. Developer shall also provide the following services during the period prior to commencement of construction of the Subject Phase:

(a)                                  Interview, negotiate with, and, after consultation with and approval of Owner, recommend for engagement by Owner any other independent design and development consultants (the “Consultants”) for the Subject Phase, including, if and as appropriate, space planners, landscape architects, civil, soils, mechanical, electrical and plumbing engineers, and acoustical, curtain wall, lighting, art and graphic design consultants.

(b)                                 Manage and coordinate the Consultants regarding the Subject Phase and coordinate Architect’s preparation of conceptual design, and the detailed plans and specifications therefor, including matters relating to site planning, engineering, building shell, public space, building height, total area, floor size and landscape design, traffic and circulation matters.

(c)                                  Initiate the planning and coordinate with Owner and the Architect the receipt of all necessary public and private approvals for the Subject Phase, including city planning, applicable building codes, public works, any applicable architectural review committee, and building permit approvals. Coordinate, with reliance on the Architect, engineers and Consultants, satisfaction of all laws and regulations affecting the Subject

Phase, including, without limitation, the Americans with Disabilities Act and all environmental laws.

(d)                                 Review designs during their development and advise Owner regarding on-site use and improvements, selection of materials, building systems and equipment and methods of delivery.

(e)                                  Provide Owner with a monthly progress report on or before the tenth (10th) day of each month detailing (i) the amount of work on the Subject Phase that has been completed during the previous calendar month in relation to the schedule for the Subject Phase (the “Schedule”); and (ii) the General Contractor’s and all subcontractors’ compliance with the Final Development Budget, as well as any changed conditions regarding cost. Any changes shall be promptly reported to Owner for Owner’s approval. Attached hereto as Exhibit E is a conceptual schedule for the Subject Phase that has been approved by Owner. Based upon the conceptual schedule for the Subject Phase attached hereto as Exhibit E, Developer shall prepare for Owner’s approval a final Schedule (such approval not to be unreasonably withheld so long as the proposed final Schedule is consistent with the conceptual project schedule attached hereto as Exhibit E), and once a final Schedule is approved in writing by Owner it shall be the “Final Schedule”. In this regard, Owner and Developer agree that (i) Developer shall prepare and submit to Owner a proposed final Schedule pursuant to the preceding sentence no later than thirty (30) days after execution of this Agreement. The Schedule and General Contract shall clearly state the number of delay days that are built into the Schedule based on factual weather data for the Frisco, Texas area as provided by the U.S. Weather Bureau.

(f)                                    Advise Owner regarding space planning, design and finish-out evaluations for the Project.

(g)                                 Prepare a detailed estimate of construction costs, developed by using estimating techniques which anticipate the various elements of the Subject Phase, and based on schematic design documents prepared by the Architect; and update and refine this estimate periodically as the Architect prepares design development and construction documents.

(h)                                 Provide business administration and supervision consistent with good construction practices and as may be required for the Subject Phase; and cause budget draw projections for all key trades and schedules for the purchase and delivery of all materials for the Subject Phase to be prepared and furnished to Owner.

Section 2.6                                      Commencement of Construction.

(a)                                  At such time as Owner elects to commence construction of the Subject Phase, Owner will give written notice thereof to Developer, and Developer shall commence or cause to be commenced the construction within three (3) business days thereafter. Owner, after consultation with Developer, shall designate the general contractor (“General Contractor”) for the Subject Phase. Developer shall negotiate the contract with the General Contractor for the Subject Phase, which shall be subject to the review and approval of Owner. The Developer shall, if requested by Owner, require the General Contractor and its major subcontractors to provide performance and payment bonds in a form satisfactory to Owner as security for their respective obligations naming Owner and Developer as co-obligees thereon. The General Contract shall substantially conform with the form, or in the absence of an actual form shall substantially conform with the guidelines and contain such provisions as are approved by Owner. Owner shall enter into the General Contract with the General Contractor in its name. Developer shall not amend or alter the terms of the General Contract or issue or authorize change orders in connection therewith without the prior written approval of Owner.

(b)                                 Developer shall use commercially reasonable efforts to cause the Subject Phase to be developed and constructed in accordance with the Final Development Plan, Final Development Budget and Final Schedule. Developer shall provide Owner with information in connection with updating the Final Development Plan, Final Development Budget and Final Schedule as construction progresses and when requested by Owner, and the Final Development Plan, Final Development Budget and Final Schedule shall be modified from time to time based on such updates to the extent such modifications are approved in writing by Owner. Developer shall use commercially reasonable efforts to cause the General Contractor to comply with the Final Development Plan, Final Development Budget and Final Schedule.

(c)                                  If the development and construction of the Subject Phase does not progress in accordance with the dates required by the Final Schedule, Developer shall, upon the request of Owner, cause General Contractor to speed up the work by all available means, including utilization of overtime, additional work crews and alternate material suppliers.

(d)                                 Unless otherwise consented to by Owner, Developer shall incur no expenditures nor authorize any other person or entity to incur or pay any expenditures in connection with the development and construction of the Subject Phase that are not provided for in the Final Development Budget, either in total or in any one accounting category. All expenditures shall be charged to the proper account as specified in the Final Development Budget and no expenditure may be classified or reclassified for the purpose of avoiding an excess of the budgeted amount of an accounting category without the written consent of Owner (which consent shall not be unreasonably withheld).

Section 2.7                                      Administration of Subject Phase. During construction of the Subject Phase, with due assistance from the Architect and Consultants, Developer shall exercise general management of the Subject Phase team and in connection therewith shall, without limiting the generality of the foregoing, perform the following duties in respect of the Subject Phase:

(a)                                  Provide direction to the General Contractor on behalf of Owner in matters requiring such direction per the terms of the General Contract.

(b)                                 Appoint management and support staff to inspect the manner and progress of the construction of the Subject Phase;

(c)                                  Make visits to the site of the Subject Phase to inspect the work and progress of construction with the General Contractor and with the Architect and other Consultants, which visits shall be of such frequency and duration as shall be necessary for Developer to carry out its duties under this Agreement, to guard against defects and deficiencies in the work and to determine that the work is being performed in accordance with the construction documents, but in no event shall such visits be less than three (3) days per week during the construction of the Subject Phase. Developer shall prepare and submit to Owner a report no less frequently than once each week detailing its observations.

(d)                                 Advise Owner immediately of any material omissions, substitutions, defects, or deficiencies noted by Developer in the work of the General Contractor or any contractor, subcontractor or materialman.

(e)                                  Consult with Owner regarding proposed changes and modifications to the construction documents and coordinate issuance of change orders if and when changes are approved in writing by Owner and the affected party. Developer shall ensure that all changes in the work or services are implemented through written change orders signed by the Owner and the affected party. Developer shall establish a changes system to control the writing of change orders and to record all changes to the construction documents. For changes initiated by the Owner or Developer with respect to the General Contractor’s work, Developer shall prepare written change order proposal requests, incorporating detailed drawings and specifications prepared or approved by the Architect where appropriate. Developer shall forward the requests to the General Contractor for preparation of a proposal. For change order requests initiated by the General Contractor, Developer shall evaluate the requests and, if applicable, provide a copy to the Architect for comment. Developer shall evaluate proposed change orders for price, schedule and coordination impact and shall forward its recommendations to Owner, along with the comments of the Architect. For change order proposals approved by the Owner and the affected party, Developer shall prepare written change orders and shall obtain the signatures of the Owner and the affected party. If a change is performed by the General Contractor or a Consultant under a pricing arrangement other than lump sum, Developer shall make a record of units, work or services or actual costs incurred, as the case may be. Developer shall obtain from the General Contractor and Consultants copies of supporting documents for all units of work or services or costs incurred. Developer shall keep a record copy of all signed change orders and shall provide copies to the Architect and Owner.

(f)                                    Review and evaluate all invoices and payment applications against actual progress to determine whether the amount claimed as the percent complete is accurate. Developer shall certify the amounts due the General Contractor and Consultants in a monthly draw request submitted to Owner no later than the fifth (5th) day of each calendar month after which the draw request applies, subject to change by the Subject Phase Lender (as hereinafter defined). Developer may certify, modify or withhold certification for payment, and shall require necessary revisions to such invoices. Developer will submit invoices for the Subject Phase to the Owner for review and approval along with a report summarizing the status of payments to the General

Contractor and the construction costs of the Subject Phase. The Developer’s certification for payment shall constitute a representation to Owner, based on the Developer’s determinations at the site and on the data comprising the General Contractor’s invoices, that, to the best of the Developer’s knowledge, information and belief, the work has progressed to the point indicated and, except as stated in the certification for payment, the quality of the work is in accordance with the construction documents.

(g)                                 Obtain from the General Contractor all required lien waivers and all other documentation as provided for in the General Contract, and, if required by the terms of the General Contract, obtain payment and performance bonds from the General Contractor covering the performance of all the work described in this Agreement.

(h)                                 Consult with the Architect and Owner if the General Contractor or any contractor or subcontractor requests interpretations of the meaning and intent of the plans and specifications and assist in the resolution of any questions which may arise.

(i)                                     Assist in preparing such reports as may be reasonably required for the use of any public agency on the progress of construction.

(j)                                     Maintain construction cost reporting for the Subject Phase, using Owner’s standard chart of accounts and report format.

(k)                                  Arrange for the delivery and storage, protection and security of Owner- purchased materials, systems and equipment which are a part of the Subject Phase, until such items are incorporated into the Subject Phase.

(l)                                     On application for final payment by the General Contractor, cause a final inspection of the work by the Architect to be performed, and assemble and deliver to Owner any written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issue an approval for final payment.

(m)                               Arrange for and assist the General Contractor in coordinating the installation of the public and private utilities with the appropriate utility companies on the most favorable terms and conditions obtainable at the time.

(n)                                 Coordinate the construction work with any activities of Owner on or about the site of the Subject Phase during the construction period, including coordinating the preparation and completion of punch list items.

(o)                                 Hold regular meetings to be attended by representatives of Architect, General Contractor and other key parties, and such special meetings as requested or required, and record and distribute minutes and decisions; also provide copies of meeting minutes to Owner.

(p)                                 Establish a monthly reporting system that covers major operations, cost, schedule, and marketing aspects of the Subject Phase, including:

(i)                                     Cost Status - a monthly cost status report for each major cost item in the Subject Phase, employing a format acceptable to Owner and tracking budget, estimate, amount contracted, change orders and estimated cost to complete.

(ii)                                  Payments Status - a monthly payments status report for each major cost item in the Subject Phase employing a format acceptable to Owner and track payments made and amounts yet to be paid and project monthly cash requirements and update projections periodically.

(iii)                               Marketing Status - a monthly report that reflects the status of leasing or sales activity with respect to the Subject Phase and compares actual leasing or sales activity with projected leasing or sales activity.

(iv)                              Work Status - a monthly narrative with executive summary that outlines work progress during reporting periods, and projection for work to be commenced in the next period.

(q)                                 Review (and cause the appropriate Consultants to review) all applicable building codes, environmental, zoning and land use laws and other applicable local, state and federal laws, regulations and ordinances concerning the development, use and operation of the Subject Phase or any portion thereof; assist Owner in making application for and obtaining and keeping in full force and effect all necessary governmental approvals and permits; endeavor to perform such acts as shall be reasonably necessary to effect compliance by the Owner with all laws, rules, ordinances, statutes, and regulations of any governmental authority applicable to the Subject Phase. Upon receipt of Owner’s written request, Developer shall seek to obtain any variances or rezoning of such portion of the Land as are necessary or appropriate to cause the Subject Phase to be in compliance with applicable codes, laws, regulations and ordinances. Such services shall be performed at Developer’s own cost and expense, except that all out-of-pocket costs and costs of Owner-approved attorneys and consultants incurred in any such efforts shall be borne by Owner. Developer shall coordinate and establish agreements with all necessary government agencies and utilities.

(r)                                    Establish and maintain a central file for all design, construction, and related contractual documents, including contracts, purchase orders and change orders.

(s)                                  Receive and confer with Owner regarding response to all notices, claims and pertinent correspondence, and provide Owner with three (3) close-out binders containing all warranties, guarantees, operating manuals and as-built drawings at Completion of the Subject Phase.

(t)                                    Make payment each month of expenditures authorized in the Final Development Budget, to the extent funds are made available therefor by Owner.

(u)                                 Perform such other additional development management functions as are commercially appropriate to complete the orderly and proper construction of the Subject

Phase in accordance with the Final Development Plan, Final Development Budget and Final Schedule.

(v)                                 Maintain current and accurate records and reports with regard to the financing, development and progress of the Subject Phase. Such records shall be maintained at the Developer’s principal place of business and shall be made available to the Owner at any reasonable time, during normal business hours, for review and inspection by the Owner. Owner shall have the right at its sole cost and expense to make copies of any books and records applicable to the development of the Subject Phase for Owner’s use and review. If Owner shall notify Developer of either weaknesses in internal control or errors in record keeping, Developer shall correct such weaknesses or errors as soon as reasonably possible after they are disclosed to Developer. Developer shall notify Owner in writing of the actions taken to correct such weaknesses or errors.

(w)                               Cause the General Contractor to comply with all Governmental Requirements (as hereinafter defined) relating to the Improvements and the Subject Phase, including, but not limited to, all applicable environmental laws including the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act. As used herein, “Governmental Requirements” means final land development approval and all other permits and approvals required to commence and complete construction of the Subject Phase in accordance with the Plans and Specifications and all applicable statutes, ordinances, regulations, orders, rules, directives or contracts of any federal, state, municipal or other governmental or quasi-governmental board, agency, authority or body, including the preparation and submission of all necessary drawings, documents, information and comments (all of which shall be subject to Owner’s approval prior to submission to any governmental authority).

(x)                                   Review the General Contractors’ notice of substantial completion, the Punchlist initially prepare by the General Contractor and the Punchlist as revised by the Architect. Together with Owner and Architect, Developer shall inspect the work. Developer’s inspection shall be to determine whether substantial completion has been achieved and to verify the accuracy of the Punchlist. Developer shall refuse to accept the work as substantially complete if Developer, Owner and Architect determine that the work has not been substantially completed. If Owner, Developer and Architect agree that the work is substantially complete, Developer will coordinate the preparation by Architect of a certificate of substantial completion which shall establish the date of substantial completion of the work and shall fix the time within which the General Contractor shall complete the items on the Punchlist. Developer shall use reasonable efforts to obtain the General Contractor’s written acceptance of the responsibilities assigned to General Contractor in such certificate.

(y)                                 If there is a construction loan on the Subject Phase, assist Owner in preparing and submitting to the construction lender draw requests in accordance with the documents evidencing and securing the construction loan and otherwise use reasonable efforts to ensure that construction of the Subject Phase is performed in compliance with the construction.

Section 2.8                                      Limitation on Expenditures. Except for expenditures made and obligations incurred in accordance with the approved Final Development Budget for the Subject Phase, or otherwise approved in writing in advance by Owner, Developer shall not have the power or authority to make any expenditure or incur any expense or obligation on behalf of Owner in connection with development of the Subject Phase, except in the face of an emergency affecting the safety of persons or property in connection with the Subject Phase, and then only to the extent reasonably necessary during the period of such emergency. In the event of an emergency, Developer shall notify Owner as soon as practicable of the existence of such emergency, the action taken by and the expense or obligation incurred by Developer with respect thereto.

Section 2.9                                      Employees. Developer shall have in its employ at all times and at its sole expense, a sufficient number of capable employees with sufficient experience and knowledge to enable Developer to perform its duties hereunder. All personnel used by Developer in the performance of its duties hereunder shall be qualified by training and experience to perform their assigned tasks and shall maintain any and all necessary or appropriate licenses or permits in order to fulfill their responsibilities in connection with the performance of such work. The individual development managers designated by Developer to devote time and effort to the Subject Phase and who shall be principally responsible for performing the development management functions set forth in this Agreement shall be subject to the reasonable approval of Owner. Owner hereby acknowledges its approval of the following individuals as development managers principally responsible for performing the development management functions set forth herein: Jim Leslie. Any substitute development manager shall also be subject to the reasonable approval of Owner. All persons employed by Developer in the performance of its responsibilities hereunder shall be exclusively controlled by and shall be employees of Developer and not of Owner, and Owner shall have no liability, responsibility or authority with respect thereto.

Section 2.10                                Funds for Construction. Owner agrees that it will fund the amount of the construction, not to exceed the amount shown in the Final Development Budget as the same is modified by written change orders approved by Owner.

Section 2.11                                Ownership of Information and Materials. Owner shall have the right to use, without further compensation to Developer, all written data and information generated by or for Developer in connection with the Subject Phase or supplied to Developer by Owner or Owner’s contractors or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Subject Phase. Such data and information shall at all times be the property of Owner, and upon request of Owner, Developer shall deliver to Owner any such data and information in the possession of under the control of Developer. Developer agrees, for itself and all persons retained or employed by Developer in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner which is heretofore or hereafter disclosed to Developer or any such persons and which is designated by Owner as confidential and proprietary, including but not limited to any proprietary or confidential data, information, plans, programs, plants, processes, equipment, costs, operations, tenants or customers which may come within the knowledge of Developer or any such persons in the performance of, or as a result of, its services, except where (a) Owner specifically authorizes Developer to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Developer’s duties hereunder, or (b) such written data or information shall have theretofore been made publicly available by parties other than Developer or any such persons, or (c) Developer is required by law to disclose such information (provided that in such case Developer shall give Owner prior notice of the request for disclosure and shall cooperate with Owner in obtaining a protective order or other remedy at Owner’s expense).

Section 2.12                                Hazardous Substances. Developer shall exercise such efforts as are exercised by other prudent developers of similar property to prevent any Hazardous Substances from being deposited, stored, disposed, placed, generated, manufactured, buried, refined, transported, treated, discharged, handled or located on the Land or Improvements, except as may be specifically authorized by Owner of this Agreement. In connection with any such Hazardous Substances so authorized, Developer shall exercise commercially reasonable efforts to confirm that any such authorized activity with respect to Hazardous Substances is conducted in accordance with applicable Governmental Requirements and the terms and conditions of any such authorization by Owner. The term “Hazardous Substances” includes (a) any chemical, material, element, compound, solution, mixture, substance or other matter of any kind whatsoever which is defined, classified, listed, designated or regulated as hazardous, toxic or radioactive by any federal statute, ordinance, regulation, order, rule or directive, or any statute, ordinance, regulation, order, rule or directive of the State of Texas, any political subdivisions of that state, any township or municipal corporation of the state, or any board, agency, authority or body associated with any of the foregoing or any quasi-governmental body or agency with jurisdiction over such matters; (b) PCBs or asbestos or materials containing PCBs or asbestos; (c) petroleum and petroleum-based chemicals and substances; and (d) urea formaldehyde.

Section 2.13                                Payment for Materials. Notwithstanding anything contained herein to the contrary, no amount shall be paid to Developer for materials delivered but not yet incorporated into the Subject Phase unless Owner and Subject Phase Lender receive (a) bills of sale or other evidence to the passage of title of such materials to Owner, subject only to payment, (b) evidence that the materials are insured under applicable casualty insurance policies, and (c) evidence that such materials are securely stored at the Subject Phase. In the event of any conflict between this Section 2.13 and the terms and conditions of Owner’s agreements with the Subject Phase Lender, the latter shall control.

Section 2.14                                Completion.

(a)                                  Developer shall use commercially reasonable efforts to cause Completion (as hereinafter defined) of the Subject Phase to occur on or before the final completion date set forth in the Project Schedule.

(b)                                 For purposes of this Agreement, the “Completion” of the Subject Phase shall be deemed to have occurred on such date as all the following conditions are fulfilled:

(i)                                     The Subject Phase has been completed in substantial accordance with the plans and specifications for the Subject Phase (as same have been approved by Owner) and all punchlist items have been completed.

(ii)                                  Owner has been delivered a true and correct copy of an affidavit of the General Contractor in respect of the Subject Phase setting forth the following:

(A)                              That the General Contractor has been paid in full for all work relating to the Subject Phase performed through the date of the affidavit;

(B)                                That the General Contractor has paid all subcontractors, suppliers and other vendors in full for all amounts due through the date of the affidavit;

(C)                                That the work on the Subject Phase through the date of the affidavit has been performed in substantial accordance with the plans and specifications for the Subject Phase approved by Owner;

(iii)                               Owner and any escrowee under any construction escrow created in relation to the Subject Phase have received the General Contractor’s final lien waiver on a form to be reasonably approved by Owner, which among other things waives and releases all lien rights and any claims the General Contractor may have with respect to the Owner or the Subject Phase and related improvements.

(iv)                              Subject to the provisions of Section 2.14(c) below, Developer has delivered to Owner, at the expense of Owner, a search of title in respect of the Subject Phase evidencing that no mechanics’ or materialmen’s liens affect the Subject Phase;

(v)                                 Developer has delivered to Owner a sworn certification by Developer that it is not aware of any matter contained in the General Contractor’s sworn statement required above that is incorrect,

(vi)                              Developer has delivered to Owner a Certificate of Substantial Completion from the Architect on the form promulgated by the AIA in respect of the Subject Phase;

(vii)                           Developer has delivered to Owner a final certificate of occupancy for the Subject Phase;

(viii)                        Developer has delivered to Owner three (3) binders with all warranties, guaranties, operating manuals and similar closeout documents concerning the improvements required by the plans and specifications for the Subject Phase;

(ix)                                Developer has otherwise complied with the provisions of this Agreement relative to the Subject Phase and is not in default hereunder.

(c)                                  Notwithstanding the provisions of Section 2.14(b)(iv) above, the fact that a mechanics’ or materialmen’s lien has been filed against the Subject Phase shall not prevent Completion from having occurred provided that one of the following conditions is fulfilled: (i) Owner has in its possession retainage pursuant to the General Contract that is sufficient to pay such mechanics’ or materialmen’s lien; or (ii) Developer purchases (or causes to be purchased) a bond in the amount of one hundred fifty percent (150%) of the amount of such mechanics’ or materialmen’s lien.

ARTICLE 3
COMPENSATION

Section 3.1                                      Development Fee. For all services rendered in connection with the development of the Subject Phase pursuant to Article 2, Developer shall be paid a fee (the “Development Fee”) equal to three percent (3%) of all approved Designated Construction Costs (as defined in Exhibit F attached hereto); provided, however, that the Development Fee shall be subject to possible reduction as set forth in Section 3.2 below. The Development Fee shall be paid according to the schedule set forth on Exhibit G attached hereto, subject to the provisions of Section 3.2 below. The Development Fee shall be Developer’s full and complete compensation for the performance of duties, services, efforts and/or activities in connection with the development of the Subject Phase, whether or not enumerated in Article 2. Developer shall not be entitled to payment for or reimbursement of any costs or expenses incurred in the performance of the services under Article 2 or otherwise in connection with the development of the Subject Phase, except as expressly set forth in this Agreement or the Final Development Budget.

Section 3.2                                      Adjustment to Development Fee. Owner and Developer have agreed that seventy percent (70%) of the Development Fee shall be funded in accordance with the provisions of Exhibit G and that thirty percent (30%) of the Development Fee (the “Retained Development Fee”) shall be retained by Owner pending Completion and shall be subject to loss by Developer in accordance with the provisions of this Section 3.2. Upon the date of Completion, a determination shall be made as to whether the Development Fee should be reduced as follows:

(a)                                  If the Designated Construction Costs incurred to complete the Subject Phase exceed the Designated Construction Costs set forth in the Final Development Budget, then the Development Fee shall be reduced by the lesser of (i) the amount by which incurred Designated Construction Costs exceed the Designated Construction Costs set forth in the Final Development Budget, or (ii) one hundred percent (100%) of the Retained Development Fee.

(b)                                 If the actual date of Completion extends more than thirty (30) days beyond the date of Completion as projected in the Final Schedule (excluding delays caused by Force Majeure Events, delays requested by the General Contractor and approved by Owner, and delays resulting from change orders otherwise approved in writing by Owner), then the Development Fee shall be reduced by an amount equal to one hundred percent (100%) of the Retained Development Fee.

(c)                                  Notwithstanding the foregoing provisions of this Section 3.2, in no event shall the aggregate decrease in the Development Fee pursuant to Sections 3.2(a) and

3.2(b) above exceed an amount equal to one hundred percent (100%) of the Retained Development Fee.

Section 3.3                                      Effect of Change Orders. In determining whether the Designated Construction Costs incurred to complete the Subject Phase exceed the Designated Construction Costs set forth in the Final Development Budget pursuant to Section 3.2(a) above, the Final Development Budget shall be deemed amended (if not formally amended) by any change orders approved in writing by Owner that increase the Designated Construction Costs incurred to complete the Subject Phase. Likewise, in determining whether the actual date of Completion extends more than thirty (30) days beyond the date of Completion as projected in the Final Schedule pursuant to Section 3.2(b) above, the Final Schedule shall be deemed amended (if not formally amended) by any change orders approved in writing by Owner that delay the actual date of Completion.

Section 3.4                                      Limited Liability for Cost Overruns and Delays. Notwithstanding anything contained herein to the contrary (including specifically, without limitation, the provisions of Section 4.2 and Section 5.4 hereof), Developer shall have no liability for the failure of the Subject Phase to be constructed in accordance with the Final Development Budget or the Final Schedule except for loss of the Retained Development Fee as set forth in Section 3.2 above. However, the preceding sentence should not be construed to limit the liability of Developer for any other default or breach by Developer under this Agreement.

Section 3.5                                      No Other Compensation. Other than the Development Fee, Developer shall be entitled to no compensation under this Agreement, nor will Developer be entitled to any reimbursement of expenses except as expressly set forth in this Agreement or the Final Development Budget. Without limiting the generality of the preceding sentence, it is specifically agreed that, except as expressly set forth in the Final Development Budget, Developer will not be entitled to reimbursement for (a) Developer’s overhead and general expenses; (b) the salary and wages, payroll taxes, insurance, workers’ compensation and other benefits of any employees of Developer; (c) the cost of forms, papers, ledgers and other supplies and equipment used in the Developer’s office; (d) the cost of electronic data processing or computer services that Developer may elect to incur in the performance its duties under this Agreement; (e) the cost of office equipment acquired by Developer to enable it to perform its duties hereunder; (f) the cost of advances made to employees of Developer and cost of travel and lodging by Developer’s employees and agents; (g) costs arising from the negligence of Developer, and (h) costs Developer is prohibited from incurring with respect to the Subject Phase pursuant to Section 2.6(d).

ARTICLE 4
INSURANCE AND INDEMNITY

Section 4.1                                      Insurance Requirements. Throughout the term of this Agreement, insurance with respect to the Subject Phase shall be carried and maintained in force in accordance with the provisions contained in Exhibit H attached hereto and made a part hereof, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit H.

Section 4.2                                      Indemnity. Subject to Section 4.3, Developer shall indemnify, defend and hold Owner and its owners, officers, employees and agents harmless from and against any and all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages, in any way relating to the management of the Subject Phase by Developer and arising out of or in connection with the negligence or willful misconduct of Developer or Developer’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. Subject to Section 4.3, Owner shall indemnify, defend and hold Developer and its owners, officers, employees and agents harmless from and against all costs, expenses, attorneys’ fees, suits, liabilities, damages, or claims for damages arising out of or in connection with the negligence or willful misconduct of Owner or Owner’s failure or refusal to comply with or abide by or perform its obligations set forth in this Agreement. The indemnities set forth in this Section 4.2 shall survive the termination of this Agreement, but shall lapse and be of no further effect unless a claim is made thereunder in a court of competent jurisdiction within the applicable period of limitations provided under Texas law.

Section 4.3                                      Waiver of Subrogation. OWNER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST DEVELOPER OR DEVELOPER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY OWNER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY OR ANY INJURY TO PERSONS ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY OWNER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND OWNER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT. DEVELOPER, ON BEHALF OF ITSELF AND ITS INSURERS, WAIVES ITS RIGHTS OF RECOVERY AGAINST OWNER AND OWNER’S PARTNERS AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES, FOR DAMAGES SUSTAINED BY DEVELOPER AS A RESULT OF ANY DAMAGE TO ANY PROPERTY OR ANY INJURY TO PERSONS ARISING FROM ANY RISK OR PERIL GENERALLY COVERED OR COVERABLE BY ANY INSURANCE POLICY ACTUALLY CARRIED BY OR REQUIRED TO BE CARRIED BY DEVELOPER PURSUANT TO THE TERMS OF THIS AGREEMENT, REGARDLESS OF CAUSE, INCLUDING NEGLIGENCE; AND DEVELOPER AGREES THAT NO PARTY SHALL HAVE ANY SUCH RIGHT OF RECOVERY BY WAY OF SUBROGATION OR ASSIGNMENT. OWNER AND DEVELOPER SHALL EACH NOTIFY THEIR RESPECTIVE INSURANCE CARRIERS OF THE MUTUAL WAIVERS HEREIN CONTAINED AND SHALL CAUSE THEIR RESPECTIVE INSURANCE POLICIES REQUIRED HEREUNDER TO BE ENDORSED, IF NECESSARY, TO PREVENT ANY INVALIDATION OF COVERAGE AS A RESULT OF THE MUTUAL WAIVERS HEREIN CONTAINED AND SHALL CAUSE THEIR RESPECTIVE INSURANCE POLICIES REQUIRED HEREUNDER TO BE ENDORSED, IF NECESSARY, TO PREVENT ANY INVALIDATION OF COVERAGE AS A RESULT OF THE MUTUAL WAIVERS HEREIN CONTAINED.

Section 4.4                                      Non-Recourse Liability. The liability of Owner for the payment of all sums which may be owed to Developer under this Agreement and for the performance of all other obligations of Owner to Developer under this Agreement shall be limited to Owner’s interest in the Subject Phase and the proceeds thereof. Neither Owner nor any of the constituent partners or members of Owner or any partners or members, shareholders, officers, directors, beneficiaries or trustees of the constituent partners or members of Owner shall be personally liable for the payment of any sums or the performance of any other obligations to Developer.

ARTICLE 5
TERM AND TERMINATION

Section 5.1                                      Term. Developer shall manage the development of the Subject Phase as herein specified until Completion (as hereinafter defined) of the Subject Phase; provided, however, if any remedial work to be performed by the General Contractor (as hereinafter defined) following the Completion of the Subject Phase has not been completed, the term of this Agreement shall be extended until the date on which any remedial work required to be performed by the General Contractor following completion of the Subject Phase shall be so performed and accepted by Owner.

Section 5.2                                      Termination by Owner. Notwithstanding anything contained in this Agreement to the contrary, Owner may terminate this Agreement if one or more of the following events shall occur:

(a)                                  the filing by Developer of a voluntary petition in bankruptcy, the filing by a creditor of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, the adjudication of Developer as bankrupt or insolvent, the filing by Developer of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief for debtors;

(b)                                 a failure by Developer to pay any amounts or monetary obligations due and owing to Owner which is not cured within five (5) days following receipt of written notice by Owner specifying such default;

(c)                                  failure by Developer to achieve Completion of the Subject Phase within ninety (90) days after the scheduled date of Completion set forth in the Final Schedule;

(d)                                 a good faith determination by Owner that either (i) Developer is not developing the Subject Phase in a manner satisfactory to Owner, or (ii) completion of the Subject Phase is not economically feasible;

(e)                                  The costs of the Subject Phase (except those costs incurred with the written approval of Owner) exceed, or in Owner’s reasonable judgment will exceed, the amount set forth in the Final Development Budget;

(f)                                    a material default by Developer under this Agreement that is not cured within thirty (30) days following receipt of written notice from Owner specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Developer promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Developer shall be afforded an additional thirty (30) days to complete such cure;

(g)                                 Owner sells the Subject Phase, at Owner’s election;

(h)                                 the termination of the Master Development Agreement for any reason;

(i)                                     Developer (or an affiliate of Developer) defaults in its obligation under that certain limited partnership agreement of Behringer Harvard Frisco Square LP executed on even date herewith and such default is not cured within any applicable notice or grace period.

(j)                                     Frisco Square Land, Ltd., Frisco Square Properties, Ltd., Frisco Square B1-6, F1-11, Ltd. or Frisco Square B1-7, F1-10, Ltd. ceases to own any interest in Owner.

Section 5.3                                      Termination by Developer. Developer may terminate this Agreement if one or more of the following events shall occur:

(a)                                  a failure by Owner to pay any amounts or monetary obligations due and owing to Developer which is not cured within three (3) business days following receipt of written notice by Developer specifying such default;

(b)                                 a material default by Owner under this Agreement that is not cured within thirty (30) days following receipt of written notice from Developer specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Owner promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Owner shall be afforded an additional thirty (30) days to complete such cure.

Section 5.4                                      Additional Remedies. If either party defaults in the performance of any of its obligations hereunder and such default continues beyond the applicable notice and cure periods as set forth in Section 5.1, then the non-defaulting party may pursue all other rights, remedies and recourses available at law. Enforcement of the provisions of this Article 5 shall not diminish Developer’s obligations under Article 6.

ARTICLE 6
DUTIES UPON TERMINATION OR EXPIRATION

Section 6.1                                      Developer’s Duties. Upon termination or expiration of this Agreement, Developer shall, within ten (10) days thereafter, deliver to Owner complete copies of all books and records maintained by Developer for the Project.

Section 6.2                                      Owner’s Duties. Owner shall compensate Developer for all fees earned hereunder through the date of termination promptly following the delivery of the information called for in Section 6.1, subject to any claims Owner may have arising out of Developer’s default in performance hereunder.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1                                      Developer’s Representations and Warranties. Developer hereby represents and warrants to Owner as of the date hereof as follows:

(a)                                  Developer is duly organized, validly existing and in good standing under the laws of the State of Texas, and is authorized to conduct business in the State of Texas. Developer has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Developer enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Developer has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Developer do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Developer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Developer is a party or which is or purports to be binding upon Developer or which otherwise affects Developer, or which otherwise will not be discharged, assumed or released. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Developer in accordance with its terms.

(c)                                  There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Developer or pending against Developer.

(d)                                 all authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and all other persons or entities to permit Developer to execute and deliver and to perform its obligations under this Agreement have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and all terms and conditions contained in or existing in respect of such authorizations, approvals, consents, registrations, declarations and filings have, to the extent necessary prior to the date of execution and delivery hereof and thereof, been duly satisfied and performed;

(e)                                  there are no claims, actions, litigation, judgments, rulings, suits or proceedings actual, pending, or, to the best of Developer’s knowledge, threatened, including, without limitation, bankruptcy or other insolvency proceedings, by or against Developer which, if determined adversely to Developer, would materially adversely affect Developer’s ability to perform its obligations under this Agreement;

(f)                                    Developer is possessed of sufficient skill, qualifications, experience, expertise and capability to perform its obligations hereunder, shall maintain adequate personnel, manpower, capital, equipment and facilities to perform its obligations hereunder, and holds any and all licenses, certificates, authorizations and registrations required to permit it to perform its obligations hereunder;

(g)                                 Developer represents that it is knowledgeable and experienced in the development and construction management of property similar to the Project in the Frisco, Texas metropolitan area.

Section 7.2                                      Owner’s Representations and Warranties. Owner hereby represents and warrants to Developer as of the date hereof:

(a)                                  Owner is duly organized, validly existing and in good standing under the laws of the State of Texas, and is authorized to conduct business in the State of Texas. Owner has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Owner enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Owner has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Owner do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Owner by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Owner is a party or which is or purports to be binding upon Owner or which otherwise affects Owner, or which otherwise will not be discharged, assumed or released. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Owner in accordance with its terms.

(c)                                  There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Owner or pending against Owner.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1                                      Notices. All notices, requests, and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received (a) upon personal delivery, (b) twenty four (24) hours after deposit with a recognized overnight delivery service, (c) upon receipt of electronic confirmation of receipt in the event of delivery by telefacsimile (provided that such telefacsimile is followed by delivery by United State mail), or (d) if mailed, upon the first to occur of actual receipt or forty eight (48) hours after being placed in the United States mail, postage prepaid, registered or certified mail, with return receipt requested. The addresses to which notices should be sent are set forth on the signature pages of this Agreement. Notice of a change in address of one of the parties shall be given in writing to the other party as provided above, and shall be effective only upon actual receipt.

Section 8.2                                      Assignment. Developer may not assign its rights nor delegate its duties hereunder without the prior written consent of Owner. Developer’s assignment in contravention of this Section shall be null and void. Any permitted assignment by Developer shall not relieve Developer of any of its obligations hereunder. Owner shall have the right to assign its rights and duties under this Agreement without the consent of Developer.

Section 8.3                                      Waiver of Lien Claims. Developer hereby waives any and all rights it may now or hereafter have to assert a lien (whether constitutional, statutory, conferred by common law or arising in any other manner) against the Project or any part thereof.

Section 8.4                                      Lender Requirements. In the event that a mortgagee of the Subject Phase (a “Subject Phase Lender”) requests that Developer execute a document in connection with a loan to Owner, Developer will respond to such request promptly and will not unreasonably withhold its consent to the execution of such document (it being agreed that Developer shall not be required to execute any document that reduces the Development Fee payable to Developer under this Agreement). Without limiting the generality of the preceding sentence, Developer agrees that it will execute and deliver the following documents within five (5) days after request therefor: (a) an agreement that a Subject Phase Lender may terminate this Agreement if a default occurs in respect of the loan secured by the Subject Phase; (b) an estoppel certificate certifying that this Agreement is in full force and effect and containing such other certifications as may be reasonably requested; (c) an agreement subordinating this Agreement and the fees payable to Developer hereunder  to any mortgage or deed or trust held by a Subject Phase Lender; and (d) confirmation of the waiver by Developer of any right to assert a lien against the Subject Phase or any other part of the Project. Developer shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of any mortgage documents in respect of the Subject Phase or any other part of the Project, provided that Developer has been furnished with copies of such mortgage documents. In addition, Developer agrees to conform its general policies and procedures to any commercially reasonable requirements of any Subject Phase Lender providing financing for the acquisition or construction of the Subject Phase or any other part of the Project.

Section 8.5                                      Force Majeure Events. Except for obligations regarding the payment of money and the maintenance of insurance, whenever a period of time is herein prescribed for action to be taken by Owner or Developer, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure Events. For purposes hereof, “Force Majeure Events” shall consist of abnormal weather patterns that affect critical path construction, acts (or the failure to act) by the other party to this Agreement, unforeseeable subsurface conditions, delay in issuance of permits outside the reasonable control of Developer, changes in governmental laws, enemy or hostile governmental action, civil commotion, and fire or other casualty. The party seeking to excuse delay in performance by reason of a Force Majeure Event must, no later than the tenth (10th) day of the calendar month immediately following the calendar month in which such Force Majeure Event occurs, notify the other party thereof in writing, and of the cause or causes thereof.

Section 8.6                                      Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

Section 8.7                                      Time of Essence. Time is of the essence of this Agreement.

Section 8.8                                      Compliance Amendments. Reference is made to Behringer Harvard Opportunity Op I LP, a Texas limited partnership (“BH REIT”), which owns a direct or indirect interest in Owner. Notwithstanding anything contained herein to the contrary, in the event that legal counsel for Owner reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable tax laws (including, without limitation, laws and regulations pertaining to real estate investment trusts), applicable securities laws, the offering documents pertaining to  BH REIT or any Affiliate, or the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc., effective September 29, 1993, as amended, then Owner and Developer shall, within ten (10) business days after request from Owner, execute such an amendment; provided, however, that no such amendment may decrease the compensation to which Developer is entitled hereunder or materially increase Developer’s liabilities or obligations under this Agreement without Developer’s written consent.

Section 8.9                                      Entireties, Beneficiaries. This Agreement and the Master Development Agreement represent the entire Agreement between Owner and Developer with regard to development of the Subject Phase and all prior agreements are superseded hereby. This Agreement is for the sole benefit of Owner and Developer and no other party is benefited hereby. This Agreement creates contractual rights only between Owner and Developer, and Developer has no lien rights in or to the Subject Phase or any other part of the Project.

Section 8.10                                No Agency. Developer and its agents shall all act as independent contractors in respect of Owner with regard to this Agreement. All personnel and staff of Developer shall be and remain employees or agents of, or independent contractors with, Developer and not of or with Owner. Developer shall at all times represent to third parties that the relationship of Developer to Owner, with regard to Developer’s duties under this Agreement, is that of independent contractor, and Developer and Owner shall not represent to any party that Developer and Owner are partners, co-venturers or principal and agent, or have any other relationship other than that of independent contractors with regard to this Agreement. Developer’s authority to act on behalf of Owner is strictly limited to that expressly delegated herein. Developer represents and warrants that (a) it has all the requisite licenses and other approvals required by law to carry out its duties hereunder; or (b) it will affect the services requiring such licenses through duly licensed agents and subcontractors who are affiliates of Developer that have all requisite licenses and authority to carry out such services.

Section 8.11                                Attorneys’ Fees. Should either the Owner or the Developer employ an attorney or attorneys to enforce any of the terms and conditions of this Agreement, or to protect any right or interest created or evidenced hereby, the losing party shall pay the party obtaining final, unappealable judgment all reasonable costs, damages and expenses, including reasonable attorneys’ fees and expenses incurred by the prevailing party.

Section 8.12                                No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver of such strict performance and the parties shall have all remedies provided in this Agreement and by applicable law with respect to any subsequent act which would he originally constituted a violation.

Section 8.13                                Interpretation. Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires. The paragraph headings used in this Agreement are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions of this Agreement.

Section 8.14                                Severability. If one or more of the provisions of this Agreement or any application of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such provisions shall in no way be affected or impaired.

Section 8.15                                Amendments. This Agreement may be amended, from time to time, only with the written consent of both Owner and Developer.

Section 8.16                                Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

Section 8.17                                Additional Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, Owner and Developer each agree to execute and deliver such additional documents and instruments and take all such necessary action and perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions; provided, however, this Agreement may be modified only in accordance with the terms hereof.

Section 8.18                                Exhibits. All exhibits referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit had been included herein in full.

Section 8.19                                Limitation of Liability. Any liability of Owner to Developer (or any person or entity claiming by, through or under Developer) for any default by Owner under this Agreement or any matter relating to this Agreement shall be limited to Developer’s actual direct, but not consequential, damages therefore. Owner’s liability under this Agreement is limited to Owner’s interest in the Subject Phase, and if Owner is comprised of more than one entity, the liability of each entity comprising Owner shall be several only (not joint) based upon such entity’s proportionate share of ownership in the Subject Phase. Any liability of Developer to Owner (or any person or entity claiming by, through or under Owner) for any default by Developer under this Agreement or any matter relating to this Agreement shall be limited to Owner’s actual direct, but not consequential, damages therefor.

Section 8.20                                Confidentiality. Developer will keep confidential (a) the terms of this Agreement, and (b) all written and verbal negotiations and communications with Owner in connection with this Agreement (collectively, “Confidential Information”), and Developer will not disclose or make available any Confidential Information to any other person or entity, except to Developer’s accountants, brokers, attorneys, and other agents for the purpose of providing advice to Developer in connection with the Confidential Information and who agree to preserve the confidential nature of the Confidential Information, or as Developer is required to disclose by law or court order.

Section 8.21                                Authority of Developer. Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.

Section 8.22                                Licenses. Developer shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by Developer of its services.

Section 8.23                                Non-Discrimination Policy. Developer agrees that it will not deny the benefits of this Agreement to any person, nor discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or any other applicable protected classification. Developer will take affirmative action to insure that the evaluation and treatment of employees ate free from such discrimination. Developer, unless exempt, further agrees to abide by the terms of all applicable Federal, state and local non-discrimination provisions, including but not limited to 41 CFR Sec. 60-1.4, such non-discrimination provisions being incorporated herein by reference. Developer shall include this non-discrimination clause in all contracts and subcontracts to perform work under this Agreement and will notify all labor organizations with which it has a collective bargaining agreements of the obligations hereunder.

Section 8.24                                Waiver of Jury Trial. Developer and Owner each hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

Section 8.25                                Dispute Resolution. The parties hereto have agreed to submit disputes to mandatory arbitration in accordance with the provisions of this Section 8.25. Each party waives the right to commence an action in connection with this Agreement in any court and expressly agrees to be bound by the decision of the arbitrator determined in this Section 8.25; provided, however, the waiver in this Section 8.25 will not prevent the other party from commencing an action in any court for the sole purposes of enforcing the obligation of the other party to submit to binding arbitration or the enforcement of an award granted by arbitration herein. Notwithstanding the foregoing, prior to submitting any dispute hereunder to arbitration, each party shall first attempt in good faith, for thirty (30) days after the first notice given under this Agreement regarding such dispute, to resolve any such dispute promptly by negotiation between executives of each party who have authority to settle the dispute, which shall include an in-person meeting between such executives in Dallas, Texas.

(a)                                  Any dispute between the parties as to the interpretation of any provision of this Agreement or the rights and obligations of any party hereunder shall be resolved through binding arbitration as hereinafter provided in Dallas, Texas. Upon agreement between Owner and Developer, other parties may be made a party to the arbitration proceeding.

(b)                                 If arbitration is required to resolve a dispute between the parties, a panel of three (3) arbitrators shall be convened. Each party hereto shall each select one (1) arbitrator with at least five (5) years experience in commercial real estate in general and the operation of property similar to the Subject Phase in particular, and those two (2) arbitrators shall by agreement select a third arbitrator having recognized expertise and at least five (5) years experience in commercial real estate in general and property similar to the Subject Phase in particular.

(c)                                  The arbitrators selected pursuant to Section 8.25(b) above will establish the rules for proceeding with the arbitration of the dispute, which will be binding upon all parties to the arbitration proceeding. The arbitrators may use the rules of the American Arbitration Association for commercial arbitration but are encouraged to adopt the rules the arbitrators deem appropriate to accomplish the arbitration in the quickest and least expensive manner possible. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) minimize discovery procedures as the arbitrators deem appropriate, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing, and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the dispute as quickly and inexpensively as possible. In any event, the arbitrators (A) shall permit each side no more than two (2) depositions (including any deposition of experts), which depositions may not exceed four (4) hours each, one set of 10 interrogatories (inclusive of sub-parts) and one set of five (5) document requests (inclusive of sub-parts); (B) shall not permit any requests for admissions; (C) shall limit the hearing, if any, to two (2) days; and (D) shall render their decision within sixty (60) days of the filing of the arbitration.

(d)                                 The arbitrators will have the exclusive authority to determine and award costs of arbitration and the costs incurred by any party for its attorneys, advisors and consultants.

(e)                                  Any award made by the arbitrators shall be binding on the parties and all parties to the arbitration and shall be enforceable to the fullest extent of the law.

(f)                                    In reaching any determination or award, the arbitrators will apply the laws of the state of Texas. Except as permitted under Section 8.25(d) above, the arbitrators’ award will be limited to actual damages and will not include consequential, special, punitive or exemplary damages. Nothing. contained in this Agreement will be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to or subtract from any of the provisions of this Agreement. All privileges under state and federal law, including, without limitation, attorney-client, work product and party communication privileges, shall be preserved and protected. All experts engaged by a party must be disclosed to the other party within fourteen (14) days after the date of notice and demand for arbitration is given.

(g)                                 Notwithstanding any provision of this Agreement to the contrary, any party may seek injunctive relief or other form of ancillary relief at any time from any court of competent jurisdiction in Dallas County, Texas. In the event that a dispute or controversy requires emergency relief before the matter may be resolved under the arbitration procedures of this Section 8.25, notwithstanding the fact that any court of competent jurisdiction may enter an order providing for injunctive or other form of ancillary relief, the parties expressly agree that such arbitration procedures will still govern the ultimate resolution of that portion of the dispute or controversy not resolved pursuant to said court order.

[Signature Page Follows]

Executed effective as of the date written above.

OWNER:

BEHRINGER HARVARD FRISCO SQUARE LLC, a Delaware limited liability company

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President

Address:		15601 Dallas Parkway, Suite 600
Addison, Texas 75001

DEVELOPER:

FRISCO SQUARE DEVELOPMENT, LTD.,
a Texas limited partnership

By:	Fairway FS Development, LLC,
a Texas limited liability company
General Partner

	By:	/s/ James Leslie
	Name:	James Leslie
	Title:	Mgr of GP

Address:		16250 Dallas Parkway, Suite 102
Dallas, Texas 75248

EXHIBIT A

LEGAL DESCRIPTION

TRACT 4:

BEING a tract of land situated in the W.B. Watkins Survey, Abstract No. 1004, Collin County, Texas, and being all of Lot F1-1, Block F-1, Frisco Square Phase 2, an addition to the City of Frisco, Texas recorded in Cabinet P, Page 724, Map Records, Collin County, Texas, and being more particularly described as follows:

BEGINNING at a 5/8” iron rod with red cap marked KHA set at the corner clip intersection of the south Right-of-Way line of Main Street (variable width Right-of-Way) and the most easterly northeast corner of Coleman Boulevard (114’ Right-of-Way) as dedicated to the City of Frisco recorded in Cabinet N, Page 690, Map Records, Collin County, Texas;

THENCE North 85°05’00” East with the south Right-of-Way line of said Main Street a distance of 190.04 feet to a 5/8” iron rod with red cap marked KHA set for corner;

THENCE South 04°55’00” East departing the south Right-of-Way line of said Main Street a distance of 96.67 feet to a 5/8” iron rod with red cap marked KHA set for corner, said point being an inner ell corner in the north line of Lot F1-11 of said Frisco Square Phase 2;

THENCE with the north line of said Lot F1-11 the following calls:

South 85°05’00” West a distance of 112.09 feet to a 5/8” iron rod with red cap marked KHA set for corner;

South 07°39’03” East a distance of 14.21 feet to a 5/8” iron rod with red cap marked KHA set for corner;

South 82°20’57” West a distance of 85.74 feet to a 5/8” iron rod with red cap marked KHA set for corner in the east Right-of-Way line of said Coleman Boulevard;

THENCE with the east Right-of-Way line of said Coleman Boulevard the following calls:

North 07°39’03” West a distance of 102.58 feet to a 5/8” iron rod with red cap marked KHA set for corner;

North 38°42’59” East a distance of 17.25 feet to the POINT OF BEGINNING and containing 0.4746 acre of land.

EXHIBIT B

DESCRIPTION OF SUBJECT PHASE

Phase 1 shall consist of a 67,528 square foot building, consisting of 47,930 rentable square feet of office product and 14,906 rentable square feet of retail product and located at the southeast corner of the intersection of Main Street and Coleman Blvd in Frisco Square, Texas. This building shall be known as Building C1 within the Frisco Square project (also referred to as Building F1-1 in prior site plans).

Phase 1 has executed leases with Mattito’s Tex Mex Grill and with Lochrann’s Bar and Pub as of the effective date of this Agreement.